Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 pertaining to the:

1.	CRH plc 2006 Performance Share Plan

2.	CRH plc 2010 Share Option Scheme

of our reports dated 30 March 2011, with respect to the consolidated financial statements of CRH plc and the effectiveness of internal control over financial reporting of CRH plc, included in the Annual Report (Form 20-F) of CRH plc for the year ended 31 December 2010 filed with the Securities Exchange Commission.

/s/ Ernst & Young
Ernst & Young
Dublin, Ireland
1 April 2011